SECURITIES AND EXCHANGE COMMISSION

                               Washington, DC  20549

                                     FORM 11-K





               [X]   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934
                    For the fiscal year ended December 31, 1993

                                        OR

               [ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934
         For the transition period from               to
                                       ---------------  ----------------
                          Commission file number  1-5212





                      Teledyne, Inc. 401(k) Retirement Plan,
                       Also Known as "The Savings Advantage"
                       ------------------------------------
                               (Full Title of Plan)



                                  TELEDYNE, INC.
                             1901 Avenue of the Stars
                       Los Angeles, California   90067-6046
          --------------------------------------------------------------
         (Name and Address of Issuer of Securities Held Pursuant to Plan)

Items 1 and 2.  Financial Statements - Filed under cover of Form SE
- - ------------------------------------

          Report of Independent Public Accountants

          Financial statements and schedules prepared in accordance with ERISA financial reporting requirements


                                    SIGNATURES
                                    ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Administrative Committee has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        TELEDYNE, INC. 401(k) RETIREMENT PLAN





Date:  May 31, 1994                     By /S/ Douglas J. Grant
                                          -------------------------------------
                                             Douglas J. Grant
                                             Member, Administrative Committee